EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference of our report dated March 12, 2015 relating to the United Securities Bancshares, Inc. and subsidiaries’ (the “Company”) consolidated financial statements as of and for the year ended December 31, 2014, which appears in this Annual Report on Form 10-K, in the Company’s following Registration Statements :

•	Registration Statement No. 333 – 111071 on Form S-3
•	Registration Statement No. 333 – 37995 on Form S-8
•	Registration Statement No. 333 – 110013 on Form S-8
•	Registration Statement No. 333 – 112127 on Form S-8
•	Registration Statement No. 333 – 189113 on Form S-8; and
•	Registration Statement No. 333 – 189767 on Form S-8

/s/ Carr, Riggs & Ingram, LLC

Enterprise, Alabama

March 12, 2015